PROFESSIONALLY MANAGED PORTFOLIOS
AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 1st of July, 2013, to the Distribution Agreement, dated as of June 26, 2006, as amended, (the "Agreement"), is by and among PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”) on behalf of its series, the Villere Funds, ST. DENIS J. VILLERE & CO. LLC, the investment advisor (the “Advisor”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit B of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit B (“Amended Exhibit B”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Elaine E. Richards	By: /s/ James R. Schoenike

Name: Elaine E. Richards	Name: James R. Schoenike

Title: President	Title: President

ST. DENIS J. VILLERE & CO. LLC

By: /s/ George V. Young

Name: George V. Young

Title: Partner

 Amended Exhibit B to the
Distribution Agreement – Professionally Managed Portfolios
St. Denis J. Villere & Co. LLC

ANNUAL FEE SCHEDULE – effective 7/1/13
Basic Distribution Services*
•  $[  ] annual fee – Year 1 (first fund)
•  $[  ] annual fee – Year 2 (first fund)
•  $[  ] each additional Fund (with the total base fee allocated to each Fund equally)
Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
•  $[  ] per communication piece for the first 10 pages (minutes if tape or video); $[  ] /page (minute if tape or video) thereafter.
•  $[  ] FINRA filing fee per communication piece for the first 10 pages (minutes if tape or video); $[  ] /page (minute if tape or video) thereafter.  [FINRA filing fee subject to change.]
(FINRA filing fee may not apply to all communication pieces)

Expedited Advertising Compliance Review
•  $[  ] for the first 10 pages (minutes if audio or video); $[  ] /page (minute if audio or video) thereafter, 24 hour initial turnaround.
•  $[  ] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[  ] /page (minute if audio or video) thereafter.  [FINRA filing fee subject to change.]
(3 day turnaround if accepted by FINRA, FINRA filing fee may not apply to all communication pieces)

Licensing of Investment Advisor’s Staff (if desired)
•  $[  ] /year per registered representative
•  Quasar sponsors the following licenses: Series, 6, 7, 24, 26, 27, 63, 66
•  $[  ] /FINRA designated branch location (if required)
•  Plus all associated FINRA and state fees for Registered Representatives, including license and renewal fees

Fund Fact Sheets
•  Design - $[  ] per fact sheet, includes first production
•  Production - $[  ] per fact sheet per production period
•  All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage
•  overnight delivery charges
•  travel, lodging and meals

Fees are billed monthly.
*Subject to CPI increase, Milwaukee MSA.